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Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CIBER, INC.,

DECISION CONSULTANTS, INC.,

KTR SYSTEM, L.P.

AND

JOHN A. KRASULA,

SOLE TRUSTEE OF THE JOHN A. KRASULA

LIVING TRUST DATED APRIL 1, 1988

APRIL 30, 2002

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CIBER		20
4.1	Organization	20
4.2	Capitalization	21
4.3	Authority Relative to This Agreement; Non-Contravention	21
4.4	Broker's or Finder's Fees	22
4.5	SEC Reports and Financial Statements	22
4.6	Absence of Certain Changes	22
4.7	Litigation	22
ARTICLE V REPRESENTATIONS OF THE SHAREHOLDER		23
5.1	Security Representations and Agreements of Seller and the Shareholder	23
ARTICLE VI COVENANTS AND OTHER AGREEMENTS		24
6.1	Conduct of Business by Seller.	24
6.2	Confidentiality	26
6.3	Employment Agreement	26
6.4	Employee Issues	26
6.5	No Solicitation	27
6.6	Sale of Seller Shares; Dissenters' Rights	28
6.7	Satisfaction of Conditions	28
6.8	Indemnification	28
6.9	Indemnification Procedures	29
6.10	Liquidation; Corporate Name	30
6.11	Benefit Plans	30
6.12	Books and Records	31
6.13	Consents	31
6.14	Powers of Attorney	32
6.15	Certain Payables and Receivables	32
6.16	Periodic Reporting	32
6.17	Guarantee of Receivables	32
6.18	Bulk Sales Law	33
6.19	Subcontracts	33
6.20	Tampa Lease	33
6.21	Delivery of Certificates Representing Shares	33
ARTICLE VII CONDITIONS		33
7.1	Conditions to the Obligations of Each Party	33
7.2	Additional Conditions to the Obligations of Seller and the Shareholder	33
7.3	Additional Conditions to the Obligations of CIBER	34
ARTICLE VIII TERMINATION		35
8.1	Termination.	35
8.2	Effect of Termination.	35
8.3	Waiver	36
ARTICLE IX GENERAL PROVISIONS		36
9.1	Interpretation; Governing Law	36
9.2	Sales Taxes	36
9.3	Binding Effect; Assignment	36
9.4	Notices	36
9.5	Severability	37
9.6	Third-Party Beneficiaries	37
9.7	Further Assurances	38
9.8	Entire Agreement; Modifications	38
9.9	Headings	38
9.10	Counterparts	38
9.11	Expenses	38
9.12	Attorneys' Fees; Prevailing Party	38
9.13	Arbitration	38

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Form of CIBER Unsecured Subordinated Promissory Note
Exhibit B	—	General Assignment, Bill of Sale and Assumption Agreement
Exhibit C	—	Form of Krasula Employment Agreement
Exhibit D	—	Form of Plan Representation Letter
Exhibit E	—	Form of Employee Confidentiality and Non-Solicitation Agreement
Exhibit F	—	Form of Opinion of CIBER's Counsel
Exhibit G	—	Form of Opinion of Seller's Counsel
Exhibit H	—	Form of Subordination Agreement with Wells Fargo
Schedule 1.1	—	Permitted Liens
Schedule 2.1(a)	—	Material Contracts and Contracts Requiring Consent
Schedule 2.1(b)	—	Excluded Assets
Schedule 2.4	—	Variance from GAAP; Exclusions from Net Worth Calculation
Schedule 2.5	—	Purchase Price Allocations
Schedule 3.1	—	State Qualifications; Good Standing
Schedule 3.2(b)	—	Outstanding Securities
Schedule 3.2(d)	—	Ownership
Schedule 3.3	—	List of Conflicts; Consents
Schedule 3.4	—	Seller Financial Statements
Schedule 3.5	—	Absence of Certain Changes
Schedule 3.6	—	Litigation
Schedule 3.8	—	Subsidiaries
Schedule 3.9	—	Absence of Changes in Benefit Plans
Schedule 3.10	—	Compliance
Schedule 3.12	—	Seller Contracts and Debt Instruments
Schedule 3.14(a)	—	Exceptions to Ownership or License of Intellectual Property
Schedule 3.14(b)	—	Infringement of Intellectual Property Rights
Schedule 3.14(c)	—	Intellectual Property Registrations; Licenses to Third Parties
Schedule 3.14(d)	—	Third Party Intellectual Property Licensed by Seller
Schedule 3.16(a)	—	Employee Confidentiality and Non-solicitation Agreement
Schedule 3.16(b)	—	Employee Billing and Pay Rates
Schedule 3.18	—	Tax Matters
Schedule 3.19	—	Pension Plan, Welfare Plans
Schedule 3.20	—	List of Customers and Suppliers
Schedule 3.21	—	Agents
Schedule 3.22	—	Bank Accounts
Schedule 3.23	—	Collectibility of Receivables
Schedule 4.2	—	CIBER Capitalization
Schedule 6.1	—	Conduct of Business
Schedule 6.4	—	Retained Employees
Schedule 6.13	—	Applicable Contracts
Schedule 6.15	—	Certain Payables and Receivables

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered on April 30, 2002 effective as of 11:59 p.m. MST on April 26, 2002 (the "Effective Date"), by and among CIBER, INC., a Delaware corporation ("CIBER"); DECISION CONSULTANTS, INC., a Michigan corporation ("DCI"); KTR System, L.P., a Texas limited partnership and wholly-owned subsidiary of DCI ("KTR" and together with DCI, the "Seller"); and JOHN A. KRASULA, SOLE TRUSTEE OF THE JOHN A. KRASULA LIVING TRUST DATED APRIL 1, 1988 the holder of substantially all of the outstanding capital stock of DCI (the "Shareholder").

RECITAL

        Subject to the terms and conditions contained in this Agreement, CIBER desires to acquire from Seller, and Seller desires to transfer to CIBER, substantially all of the assets of Seller in exchange for payment of the Initial Consideration (as defined below) and the assumption by CIBER of certain of Seller's Liabilities (as defined below).

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

        1.1    Definitions.

          (a)  As used in this Agreement, the following terms shall have the meanings set forth below:

        "Billable Hours" means hours billed to Seller clients and customers on Seller's behalf reported on DCI's internal report entitled "Flash Report—Hours and Direct Costs." Included in such determination shall be hours reflected in such report as "Billable," "Holiday," and "Personal Time Off" as defined in such report.

        "CIBER Closing Stock Price" means the average of the daily closing prices of a share of CIBER Common Stock on the NYSE for the five (5) consecutive trading days beginning on March 26, 2002. The CIBER Closing Stock Price was determined in accordance with the foregoing to be $9.05.

        "CIBER Common Stock" means the common stock, par value $.01 per share of CIBER.

        "CIBER Material Adverse Effect" means effects that individually or in the aggregate have a material adverse effect on CIBER's business, financial condition, assets or operations.

        "CIBER SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements, and other documents filed by CIBER with the SEC.

        "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "DCI India" means DCI India, LLC, a Michigan limited liability company.

        "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Full-Time Consultants" means the billable professional consultants, including employees and independent contractors accounted for on DCI's internal report entitled "Population Summary Report."

        "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, codified as 15 U.S.C.A. § 18a.

        "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

        "Indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money or obligations with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily or periodically paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

        "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information), (e) other proprietary intellectual property rights, and (f) computer programs, software documentation, data, training manuals and related materials.

        "knowledge" means (i) with respect to an individual, such Person's actual knowledge of a particular fact or matter after reasonable investigation, (ii) with respect to the Shareholder, the knowledge of John A. Krasula of a particular fact or matter after reasonable investigation; (iii) with respect to Seller, the knowledge of Seller's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any Vice President or any Managing Director, of a particular fact or matter after reasonable investigation; and (iv) with respect to CIBER, the knowledge of CIBER's Chief Executive Officer or Chief Financial Officer of a particular fact or matter after reasonable investigation.

        "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature other than Permitted Liens.

        "Net Worth" means, with respect to a particular balance sheet, the difference between assets and liabilities, determined in accordance with generally accepted accounting principles consistently applied.

        "NYSE" means the New York Stock Exchange.

        "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

        "Permitted Liens" means those Liens listed on Schedule 1.1.

        "Person" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated association, trust, estate, Governmental Entity or other entity.

        "Prospectus" means the prospectus included in the Registration Statement.

        "Receivables" means the receivables comprised of the accounts receivable balance on the Final Effective Date Balance Sheet net of reserves reflected thereon (which reserves have been established in accordance with GAAP).

        "Registration Statement" means the registration statement on Form S-4, Registration No. 333-69031, effective January 5, 1999, filed by CIBER relating to the Shares to be issued hereunder and the Prospectus included therein.

        "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Rule 145" means Rule 145 promulgated by the SEC under the Securities Act.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Material Adverse Effect" means effects that, individually or in the aggregate, cause loss or damage to Seller or the Assets of $75,000 or more.

        "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to the Shareholder of Seller generally) for a merger or other business combination involving Seller or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of Seller, other than the transactions contemplated by this Agreement.

        "Tax" or "Taxes" means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, income or profit, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees' income withholding, workers' compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any Taxing Authority).

        "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

        "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

          (b)  Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Additional Cash Consideration	2.4
Assets	2.1
Benefit Plans	3.19(a)
Closing	2.7
Closing Date	2.7
Commonly Controlled Entity	3.19(a)
Contracts	2.1(c)
Covered Taxes	3.18(a)
DCI Outstanding Securities	3.2(b)
DCI Outstanding Stock	3.2(a)(i)
DCI Stock	3.2(a)
December 31, 2001 Balance Sheet	3.4(ii)
Excluded Assets	2.1
Final Effective Date Balance Sheet	2.4(a)
Fixed-Fee Contract	3.12(e)
Indemnified Party	6.9
Indemnifying Party	6.9
Liabilities	2.2
Plan Representation Letter	6.4(c)
Properties	3.11(a)
Seller Pension Plan	3.19(e)
Shares	2.3

ARTICLE II
PURCHASE AND SALE OF ASSETS

        2.1    Purchase and Sale of Assets.    Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Seller agrees to sell, convey, assign, transfer and deliver to CIBER, and CIBER agrees to acquire and accept from Seller, all of Seller's right, title and interest in and to the assets and properties of Seller (other than the Excluded Assets), whether real, personal, tangible or intangible, free and clear of all Liens (other than Permitted Liens), such assets and properties being referred to herein as the "Assets," and including without limitation the following:

          (a)  Seller's right, title and interest in and to all parcels of real property owned in fee by Seller or in which Seller has a leasehold interest, and all buildings, structures and other improvements located thereon, and all rights-of-way and similar authorizations;

          (b)  Seller's right, title and interest in and to all of the tangible personal property owned or leased by Seller, including all inventory, furniture, fixtures, equipment and computers;

          (c)  Seller's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), purchase orders, bids in process, commitments, licenses to use software, and other agreements (all of such contracts, agreements, options, leases or commitments are sometimes referred to herein collectively as the "Contracts"), including without limitation the items identified in Schedule 2.1(a) attached hereto (which schedule identifies separately each Contract that is material to Seller as defined in Schedule 2.1(a), including Contracts not terminable at will or with 30 days or less prior notice that require the consent of a third party in order to assign such contract to CIBER;

          (d)  Seller's right, title and interest in and to all client, client contact, customer and advertiser lists;

          (e)  All marketing files of Seller, identifying contacts, dates of most recent client contact and other information customarily contained therein;

          (f)    All recruiting files of Seller, identifying all active or potential recruiting prospects, applications, letters, technical reviews, references, resumes and other information customarily contained therein;

          (g)  All personnel files of Seller pertaining to any person now providing or who in the prior three years has provided services for Seller as a billable consultant or employee, together with any and all information customarily contained therein, including, but not limited to, W-2's, W-4's, I-9's, 1099's, employment agreements, personnel reviews, commission and/or bonus arrangements and salary history;

          (h)  Seller's right, title and interest in and to all Intellectual Property which is used or held for use in connection with the conduct of its business;

          (i)    All customer, trade and other accounts receivable due to Seller;

          (j)    All notes receivable, marketable securities and investments, and prepaid expenses;

          (k)  All cash on hand, in bank accounts or in transit and all deposits under lease, utility and other agreements to which Seller is or may become entitled;

          (l)    DCI's membership interests in DCI India, LLC and the certificates evidencing such interests, if any;

          (m)  Seller's stop loss insurance policies with Weyco PPO (PPOM) (Michigan Employees) (Excess Reimbursement Policy with HCC Life Insurance) and CIGNA POS/PPO (Non-Michigan Employees) with respect to Seller's medical plan;

          (n)  All books and records of Seller; and

          (o)  Seller's right, title and interest in and to the corporate and trade names "Decision Consultants, Inc." and "DCI India, LLC".

        Anything herein to the contrary notwithstanding, Seller shall retain and shall not sell or deliver to CIBER the following assets (together, the "Excluded Assets"):

            (i)    Seller's corporate minute books, stock record books, and related corporate documents that are not financial in nature;

            (ii)  any agreements with employees and independent contractors who do not become employees or independent contractors of CIBER at the Closing Date;

            (iii)  all rights of Seller with respect to the claims, refunds, causes of action, rights of recovery, rights of set-off and all other rights and assets of every kind and nature related to liabilities of Seller not assumed by CIBER hereunder;

            (iv)  all rights of Seller with respect to any agreements among Seller and its shareholders, directors, and officers;

            (v)  all option agreements or other agreements giving the holder thereof the right to acquire securities of Seller;

            (vi)  all monies to be received by Seller and the Shareholder and all other rights of Seller and the Shareholder under this Agreement, including any claim, refund, cause of action, or right of recovery Seller may have under Section 6.8 hereof, and the other agreements, documents, and instruments executed or delivered in connection with this Agreement;

            (vii) all insurance policies maintained by Seller with respect to Seller's business (other than the policy listed in Section 2.1(m));

            (viii)  assets constituting pension or other funds for the benefit of Seller's employees; and

            (ix)  all personal property identified as an Excluded Asset on Schedule 2.1(b).

        2.2    Assumption of Obligations and Liabilities.    Upon the terms and subject to the conditions set forth in this Agreement, at Closing, CIBER shall assume and undertake to timely discharge in full:

          (a)  All of the Indebtedness, obligations and liabilities of Seller under the Contracts arising with respect to periods after the Effective Date; provided that CIBER is not assuming and not undertaking (except as otherwise covered by this Section 2.2 or as otherwise expressly provided herein) to discharge any obligations or liabilities of Seller (including claims made against CIBER) under the Contracts arising out of the actions or performance (or absence thereof) of Seller prior to the Effective Date;

          (b)  All of the Indebtedness, obligations and liabilities of Seller disclosed on the March 31, 2002 Balance Sheet delivered to CIBER pursuant to Section 3.4, together with all other obligations and liabilities of Seller arising after such date in the ordinary course of business and reflected on the Final Effective Date Balance Sheet;

          (c)  All obligations, liabilities and claims in connection with or related to any existing self-insured medical plan, flexible benefits (Section 125) plan, sick time, vacation time, severance, stay bonus or other termination obligations, COBRA obligations or other employment related matters for Seller employees, but only to the extent that the Final Effective Date Balance Sheet reflects accruals or reserves for such items established in accordance with GAAP;

          (d)  Seller's contractual obligations for warranty/continuing service obligations arising out of actions or performance (or absence thereof) occurring during periods prior to the Effective Date as is customary in the ordinary course of Seller's business; and

          (e)  All obligations and liabilities arising with respect to periods after the Effective Date related to the ownership and operation of the Assets.

        All of the Indebtedness, obligations and liabilities in this Section 2.2 shall be referred to collectively herein as the "Liabilities." Other than the Liabilities, CIBER shall not assume or be bound by any obligations of Seller or the Shareholder of any kind or nature, contingent or otherwise, including, but not limited to, any Tax liability related to the Assets or the transfer of the Assets or any litigation or potential litigation disclosed on Schedule 3.6.

        2.3    Consideration.    The consideration (the "Initial Consideration") payable to Seller for the Assets shall be (i) $39,950,000 payable in cash (the "Cash Consideration"); (ii) $10,000,000 (the "Share Consideration") payable in that number of duly authorized, validly issued, fully paid and non-assessable shares of CIBER Common Stock that equals $10,000,000 divided by the CIBER Closing Stock Price (the "Shares"); and (iii) $1,500,000 payable in the form of an unsecured subordinated promissory note substantially in the form attached hereto as Exhibit A (the "Promissory Note"). All of the Shares to be delivered to DCI shall be represented by shares of CIBER Common Stock that have been registered under the Securities Act pursuant to the Registration Statement and listed for trading on the NYSE and shall be transferable only in accordance with Section 5.1(k) and subject to compliance with SEC Rule 145. All Shares delivered hereunder shall be appropriately adjusted to reflect any recapitalization, reorganization, reclassification, split-up, or stock dividend made, declared or effective with respect to the CIBER Common Stock between the date of this Agreement and the Closing. No fractional shares of CIBER Common Stock shall be issued to Seller hereunder. Any fractional share to which Seller would otherwise be entitled shall be rounded up to the nearest whole share.

        2.4    Additional Consideration.

          (a)    Net Worth Calculation.    The parties shall prepare and deliver to CIBER, by May 20, 2002, a balance sheet of Seller prepared consistent with Seller's standard month-end closing procedures and dated as of the Effective Date (the "Final Effective Date Balance Sheet"); provided that the Final Effective Date Balance Sheet shall not include the Excluded Assets nor any obligations or liabilities of Seller not being assumed by CIBER hereunder. The parties agree and acknowledge that the preparation of the Final Effective Date Balance Sheet will be completed by individuals designated jointly by Seller and CIBER some of whom may then be employed by CIBER. Except as set forth in Schedule 2.4, the Final Effective Date Balance Sheet shall fairly present the financial position of Seller as of the Effective Date in accordance with generally accepted accounting principles, and shall comply with the representations set forth in the last three sentences of Section 3.4. The "Additional Cash Consideration" shall be an amount equal to (i) $1,000,000 (the "Maximum Additional Cash Consideration") minus (ii) the Net Worth Deficiency. "Net Worth Deficiency" means the amount equal to $1,000,000 minus the amount of the Effective Date Net Worth. Accordingly, if the net worth of Seller (not including for purposes of such determination the items listed in Schedule 2.4, the Excluded Assets, or any obligations or liabilities of Seller not being assumed by CIBER hereunder) (the "Effective Date Net Worth") on the Final Effective Date Balance Sheet (or the Certified Balance Sheet, if applicable) (x) is less than $1,000,000, then the Maximum Additional Cash Consideration due and payable to Seller shall be reduced by the amount of the Net Worth Deficiency; or (y) is less than $0, then Seller shall be required to pay CIBER such deficiency in cash.

          (b)    Dispute Resolution.    If CIBER disagrees with the Final Effective Date Balance Sheet, CIBER may, within ten (10) business days after delivery of the Final Effective Date Balance Sheet by Seller, deliver a notice to Seller stating such disagreement. Any such notice of disagreement shall specify those items or amounts as to which CIBER disagrees. If such a notice of disagreement is delivered, the parties shall use their best efforts to reach agreement on the disputed items or amounts within five (5) business days. If within five (5) business days following delivery of the notice of disagreement, the parties have not reached agreement, either party may submit the matter to a nationally recognized accounting firm, other than one that regularly represents either party, for review and resolution, with instructions to complete the review as promptly as practicable and to prepare a balance sheet within thirty (30) days in accordance with the procedures set forth in the preceding paragraph (the "Certified Balance Sheet"). The Certified Balance Sheet prepared by such accounting firm shall be conclusive and binding on the parties hereto. The costs of such review by the accounting firm shall be borne by the non-prevailing party in any such disagreement. Upon delivery of the Certified Balance Sheet, the Net Worth Deficiency and the Additional Cash Consideration shall be recalculated in accordance with the preceding paragraph.

          (c)    Payment Date.    CIBER shall pay the Additional Cash Consideration in cash, without setoff, within fifteen (15) business days after delivery of the Final Effective Date Balance Sheet by Seller unless CIBER shall have delivered to Seller a notice (under the preceding paragraph) of CIBER's disagreement within such period. If CIBER shall have delivered such notice, then the Additional Consideration shall be paid to Seller within ten (10) business days after delivery of the Certified Balance Sheet. In the event that Seller is required to pay CIBER any deficiency under Section 2.4(a), then Seller shall pay such amount to CIBER within fifteen (15) business days after delivery of the Final Effective Date Balance Sheet or ten (10) business days after delivery of the Certified Balance Sheet, as applicable. All amounts due under this Section 2.4 which are not timely paid shall accrue interest at an annual rate of 8%. Any dispute arising out of a party's failure to pay an amount due under this Section 2.4 (and not out of a disagreement relating to the Final Effective Date Balance Sheet, which disagreements shall be resolved in accordance with Section 2.4(b)) shall be resolved in the manner provided in Section 9.13 hereof.

        2.5    Allocation of Purchase Price.    The parties agree that the purchase price paid pursuant to this Agreement shall be allocated among the Assets pursuant to Section 1060 of the Code, in accordance with Schedule 2.5 attached hereto to which CIBER and Seller have agreed. Seller and CIBER agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with the agreed upon allocation, and to file all other applicable tax returns and forms to reflect such purchase price allocation. Within 180 days following the Closing Date, CIBER and Seller shall have agreed as to the content of the IRS Form 8594 to be filed by each of them with their next income tax returns, and neither of them will take any position inconsistent therewith (except to correct any error) upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise.

        2.6    Revenues.    From and after the Closing Date, Seller shall promptly forward to CIBER all collections of any revenues derived from CIBER's performance after the Closing Date of information technology consulting or other services under any Contracts, including any thereof the assignment of which to CIBER shall not have been fully accomplished at Closing.

        2.7    Closing.    Subject to the provisions of Articles VII and VIII, the closing (the "Closing") of the purchase of the Assets and the assumption of the Liabilities hereunder shall take place at the offices of Brobeck, Phleger & Harrison LLP, 370 Interlocken Boulevard, Suite 500, Broomfield, Colorado 80021, on May     , 2002, or at such other date or time as CIBER and Seller may agree (the "Closing Date").

        2.8    Closing Deliveries.

          (a)  At the Closing, Seller and/or the Shareholder, as the case may be, shall deliver to CIBER:

            (i)    the General Assignment, Bill of Sale and Assumption Agreement substantially in the form of Exhibit B attached hereto; and

            (ii)  such assignments, consents, instruments and agreements as are required or contemplated herein, or as CIBER may reasonably require to effect the transactions contemplated hereby.

          (b)  At the Closing:

            (i)    CIBER shall deliver to DCI the Cash Consideration in immediately available funds, by check or by wire transfer to an account specified by Seller;

            (ii)  CIBER shall deliver to DCI a copy of the letter issued by CIBER to CIBER's transfer agent as of the Closing Date irrevocably directing the issuance of the Shares to DCI;

            (iii)  CIBER shall deliver the Promissory Note to DCI;

            (iv)  CIBER shall deliver to DCI the General Assignment, Bill of Sale and Assumption Agreement referred to in Section 2.8(a)(i); and

            (v)  CIBER shall deliver to Seller such assignments, consents, instruments and agreements as are required or contemplated herein.

        2.9    HSR Filings.    CIBER and Seller will as promptly as practicable prepare and file the applicable notices and forms required to be filed by them under the Hart-Scott-Rodino Act and comply promptly with any appropriate requests from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity for additional information and documentary material. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the termination of any waiting period or the receipt of any required approvals of a Government Entity. Without limiting the generality of the parties' undertakings pursuant to this Section 2.9, the parties shall use their reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Entity or any other party of any permanent or preliminary injunction or other order that would make consummation of the transaction contemplated hereby unlawful under appropriate anti-trust laws or that would prevent or delay such consummation as a consequence of such laws. Each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Further, no written materials shall be submitted by any party to the Federal Trade Commission, the Department of Justice or any other Governmental Antitrust Authority in connection with Hart-Scott-Rodino Act compliance nor shall any oral communications be initiated with such governmental entities by any party, without prior disclosure to and coordination with the other parties and its counsel. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated hereby. The filing fee associated with the filings hereunder shall be borne by CIBER.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER

        Seller and the Shareholder jointly and severally represent and warrant to CIBER and agree as follows:

        3.1    Organization.    DCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power to own its property and to carry on its business as now being conducted. KTR is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has the power to own its property and to carry on its business as now being conducted. DCI India is a limited liability company, duly organized, validly existing and in good standing under the laws of Michigan and has the power to own its property and to carry on its business as now being conducted. Each of DCI, KTR and DCI India is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not have a Seller Material Adverse Effect. Seller has delivered to CIBER complete and correct copies of the certificate of incorporation and bylaws or similar organizational or governing documents of DCI and DCI India, as amended to the date of this Agreement. Attached hereto as Schedule 3.1 is a complete list of those states in which each of DCI, KTR and DCI India is qualified and/or licensed to do business and an indication of whether Seller is qualified and/or licensed and in good standing in such states.

        3.2    Capitalization.

          (a)  At the date hereof:

            (i)    DCI's authorized capitalization consists of 14,010,000 shares of common stock (the "DCI Stock"), of which 9,639,300 shares are issued and outstanding (the "DCI Outstanding Stock");

            (ii)  DCI holds no DCI Stock in its treasury or otherwise; and

          (b)  Except as set forth on Schedule 3.2(b), there are not outstanding as of the date hereof (A) shares of stock or other voting securities of DCI, (B) securities of DCI convertible into or exchangeable for shares of stock or voting securities of DCI or (C) options or other rights to acquire from DCI, or other obligations of DCI to issue, any shares of stock, voting securities or securities convertible into or exchangeable for shares of stock or voting securities of DCI (the items in clauses (A), (B) and (C) being referred to collectively as the "DCI Outstanding Securities"). There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any DCI Outstanding Securities, except in accordance with the terms of such DCI Outstanding Securities.

          (c)  All outstanding shares of DCI Stock have been and, at or prior to the Closing Date, will be duly authorized and validly issued, fully paid and non-assessable.

          (d)  The DCI Outstanding Stock and DCI Outstanding Securities are owned beneficially and of record by the persons and in the amount indicated on Schedule 3.2(d).

          (e)  DCI India's capitalization consists of 100 membership interests (the "Outstanding Units"), all of which are owned beneficially and of record by DCI. Other than the Outstanding Units, there are not outstanding as of the date hereof (A) units or other voting securities of DCI India, (B) securities of DCI India convertible into or exchangeable for units or voting securities of DCI India or (C) options or other rights to acquire from DCI India, or other obligations of DCI India to issue, any units, voting securities or securities convertible into or exchangeable for shares of units or voting securities of DCI India. There are no outstanding obligations of DCI or DCI India to repurchase, redeem or otherwise acquire any DCI India securities.

        3.3    Authority Relative to This Agreement; Non-Contravention.

          (a)  Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated herein have been duly authorized by the directors and shareholders of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

          (b)  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or bylaws of Seller, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than any Permitted Lien) upon any of the Assets of Seller under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Seller is a party or by which Seller or any of its properties or assets may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or any of its properties or assets, other than any such event described in items (ii) or (iii) which could not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a Seller Material Adverse Effect.

          (c)  Other than as contemplated in Section 2.9, no action by any Governmental Entity is necessary for Seller's execution and delivery of this Agreement or the consummation by Seller or the Shareholder of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a Seller Material Adverse Effect.

          (d)  Except for any action set forth on Schedule 3.3, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of Seller for or in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated on its part hereby.

        3.4    Financial Statements.    DCI has delivered to CIBER copies of the following financial statements which, except as disclosed on Schedule 3.4, have been prepared in accordance with generally accepted accounting principles consistently followed as of and for the periods indicated:

            (i)    the unaudited balance sheet of DCI dated as of March 31, 2002 (the "March 31, 2002 Balance Sheet") which balance sheet presents fairly the assets and liabilities of Seller as of such date;

            (ii)  the audited balance sheet of DCI dated as of December 31, 2001 (the "December 31, 2001 Balance Sheet") which balance sheet presents fairly the assets and liabilities of Seller as of such date;

            (iii)  the audited balance sheets of DCI as of December 31, 1998, 1999 and 2000, which balance sheets present fairly the assets and liabilities of Seller as of such dates; and

            (iv)  the audited statements of income and shareholders' equity of DCI for the years ended December 31, 1998, 1999, 2000, and 2001 and an unaudited statement of income for the three month period ended March 31, 2002, which statements present fairly the results of operations of Seller for the periods then ended.

Except as set forth in such financial statements or in Schedule 3.4, Seller has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on the balance sheets provided hereunder or in the notes thereto or which, individually or in the aggregate, could have a Seller Material Adverse Effect. Such financial statements present fairly the financial condition of Seller as of the indicated dates and the results of operations of Seller for the indicated periods are correct and complete in all respects and are consistent with the books and records of Seller. Such financial statements have accurate accruals of all employee benefit costs including, but not limited to, payroll, commissions, bonuses, severance, stay bonuses, self-insured medical plan claims, flexible spending accounts, retirement and profit sharing benefits, and vacation and personal time off accruals.

        3.5    Absence of Certain Changes.    Except as set forth in Schedule 3.5, (I) since December 31, 2001, (i) Seller has conducted its business only in the ordinary course, (ii) there has not been any change by Seller in accounting principles or methods except insofar as may be required by generally accepted accounting principles and (iii) there has not been (A) any granting by Seller to any officer or director of Seller of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by Seller to any officer of Seller of any increase in severance or termination pay, (C) any entry by Seller into any employment, severance or termination arrangement with any officer of Seller, (D) any right or option granted by Seller to any employee or the acceleration of the vesting or exercise of any such right or option or (E) any purchase, redemption or other acquisition of Seller's capital stock or any interest therein; and (II) since March 31, 2002, there has not been any Seller Material Adverse Effect.

        3.6    Litigation.    Except as set forth in Schedule 3.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation or review pending or, to the knowledge of Seller or the Shareholder, threatened, to which Seller is, or would be, a party or by which it is or would be affected (and Seller and the Shareholder are not aware of any basis for any such action, suit, or proceeding that has a reasonable likelihood of being brought) which, considered individually or in the aggregate, if determined adversely to Seller, is reasonably likely (i) to have a Seller Material Adverse Effect, (ii) to impair the ability of Seller to perform its obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller or the Shareholder having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Except as set forth on Schedule 3.6, no product liability or tort claims have been made or, to Seller's and the Shareholder's knowledge, threatened against Seller relating to products sold or leased or services performed by Seller.

        3.7    Broker's or Finder's Fees.    Other than the fees payable to Thatcher Penn Group by Seller pursuant to an oral agreement which fees are payable by Seller, no agent, broker, person or firm acting on behalf of Seller or the Shareholder or under any of their authority is or will be entitled to any advisor's or broker's commission or finder's fee from CIBER, Seller or the Shareholder in connection with any of the transactions contemplated herein.

        3.8    Subsidiaries.    Except as set forth in Schedule 3.8, DCI does not own and will not own prior to Closing, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

        3.9    Absence of Changes in Benefit Plans.    Except as set forth in Schedule 3.9, since December 31, 2001, Seller has not adopted, or amended in any material respect, any Benefit Plan. Except as set forth in the financial statements described in Section 3.4 hereof or for those agreements and arrangements set forth on Schedule 3.9, and except for obligations existing as a matter of law, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Seller and any current or former employee, officer or director of Seller who earns (or earned prior to termination) annual cash compensation in excess of $100,000. No Benefit Plan provides benefits to any person who is not a current or former employee, officer or director of Seller, except as required by Section 4980B(f) of the Code or comparable state law.

        3.10    Compliance with Laws.    Seller has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in a Seller Material Adverse Effect. Seller has not received any written communication during the past two fiscal years from a Governmental Entity that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, Seller is not required to make, and Seller has no reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. Except as set forth in Schedule 3.10, Seller is in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States.

        3.11    Environmental Matters.

          (a)  Seller has not (x) to Seller's or the Shareholder's knowledge, placed or disposed of any Hazardous Substances on, under, from or at any of Seller's properties or any other properties presently or formerly owned or operated by Seller (the "Properties"), in violation of any applicable Environmental Laws, except for violations that could not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that Seller is in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of hazardous substances at the Properties or any other properties for which Seller may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by Seller for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

          (b)  To the knowledge of Seller and the Shareholder, no Environmental Law imposes any obligation upon Seller arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of Seller's owned or leased properties under any Environmental Law.

        3.12    Contracts; Debt Instruments.

          (a)  The Contracts constitute all of the contracts or agreements to which Seller is a party that are material to the business, properties, assets, condition (financial or otherwise) and results of operations of Seller. Each Contract is in full force and effect and is a legal, valid and binding agreement of Seller and, to the knowledge of Seller and the Shareholder, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and subject to general principles of equity. Except as set forth in Schedule 3.12, Seller is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected (i) to result in a Seller Material Adverse Effect, (ii) to impair the ability of Seller to perform its obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement.

          (b)  Set forth in Schedule 3.12 is (i) a list of all loan or credit agreements, notes, bonds, indentures and other agreements and instruments pursuant to which any Indebtedness of Seller in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder. Except as set forth in Schedule 3.12, all Indebtedness of Seller was incurred in the ordinary course of business.

          (c)  Except as set forth in Schedule 3.12, Seller is not a party to or bound by any material written or oral (i) employment agreement or employment contract that is not terminable at will by Seller without cost to Seller, (ii) covenant not to compete restricting Seller, (iii) agreement, contract or other arrangement with (A) any Shareholder of Seller, (B) any affiliate of Seller or any affiliate of any Shareholder of Seller or (C) any officer, director or employee of Seller (other than employment agreements covered by clause (i) above); or (iv) bonus compensation plans or arrangements (whether or not included in an employment agreement or contract).

          (d)  Except as set forth in Schedule 3.12, Seller is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices) other than any Permitted Lien.

          (e)  Except as set forth on Schedule 3.12, Seller is not currently a party to any written or oral contract which obligates Seller to work on a fixed-fee or not-to-exceed fee basis regardless of the number of hours actually spent on the project by Seller employees (a "Fixed-Fee Contract"). The financial statements delivered pursuant to Section 3.4 reflect adequate reserves for anticipated losses on all Fixed-Fee Contracts. Seller recognizes revenue on Fixed-Fee Contracts on the percentage of completion method in accordance with GAAP.

        3.13    Properties.

          (a)  Seller has good and marketable title to, or valid leasehold interests or licenses in or to the Assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. The Assets, other than the Assets in which Seller has leasehold interests, are free and clear of all Liens (other than Permitted Liens). The tangible personal property used by Seller that has a value, in the case of each item, of $15,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by Seller is in the condition required of such property by the terms of the lease applicable thereto.

          (b)  Seller has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Seller enjoys peaceful and undisturbed possession under all such leases. Seller owns no real property in fee.

        3.14    Intellectual Property.

          (a)  Except as set forth on Schedule 3.14(a) and except as to matters that would not result in a Seller Material Adverse Effect, Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by CIBER on identical terms and conditions immediately subsequent to the Closing Date hereunder except as to matters that would not result in a Seller Material Adverse Effect. Seller has taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so could not reasonably be expected to result in a Seller Material Adverse Effect.

          (b)  Except as set forth on Schedule 3.14(b), Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; Seller (and its employees with responsibility for Intellectual Property matters) has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party); and, to the knowledge of Seller and the Shareholder (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

          (c)  Schedule 3.14(c) identifies each registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to CIBER correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 3.14(c) also identifies each trade name or unregistered trademark used by Seller in connection with its business. Except as set forth on Schedule 3.14(c), with respect to each item of Intellectual Property required to be identified in Schedule 3.14(c) and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

            (i)    Seller possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction (other than Permitted Liens);

            (ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (iii)  no action, suit proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller and the Shareholder, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

            (iv)  Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d)  Schedule 3.14(d) identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered or made available to CIBER correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as set forth on Schedule 3.14(d), with respect to each item of Intellectual Property required to be identified in Schedule 3.14(d) :

            (i)    the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

            (ii)  the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date;

            (iii)  Seller is not in breach or default of, and, to Seller's and the Shareholder's knowledge, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iv)  Seller has not repudiated, and to Seller's and the Shareholder's knowledge, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

            (v)  with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

            (vi)  to Seller's and the Shareholder's knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending against Seller or, to the knowledge of Seller and the Shareholder, any other party, or is threatened against any party, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

            (viii)  Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

            (ix)  no such licenses, agreements or permissions commit Seller to continued maintenance, support, improvement, upgrade or similar obligation of any of Seller's Intellectual Property which obligation cannot be terminated by Seller upon no greater than ninety (90) days' notice.

        3.15    Labor Matters.    There are no collective bargaining or other labor union agreements to which Seller is a party or by which it is bound. Since December 31, 2000, Seller has not been subject to any labor union organizing activity, or had any actual or, to Seller's or the Shareholder's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

        3.16    Certain Employee Matters.

          (a)  Except as set forth on Schedule 3.16(a), all current and former (terminated within twelve (12) months prior to the date hereof) members of management (regional vice presidents and above), key personnel (including sales and recruiting) and consultants (whether employees or independent contractors) of Seller have executed and delivered to Seller (i) a confidential information agreement restricting such person's right to disclose confidential information of Seller and (ii) a non-solicitation and non-compete agreement restricting such person's or entity's right to compete with Seller or solicit employees, customers, clients and prospective customers and clients of Seller during the term of such person's or entity's engagement and for at least twelve (12) months thereafter and each such agreement contains a provision permitting assignment of the agreement by Seller. Except as set forth on Schedule 3.16(a), all such members of management, key personnel and consultants of Seller have been party to a "work-for-hire" arrangement or proprietary rights agreement with Seller pursuant to which either (i) in accordance with applicable federal and state law, Seller has been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) there has been conveyed to Seller by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising. No employee, agent, consultant or contractor of Seller who has contributed to or participated in the conception and development of proprietary rights of Seller has asserted or threatened any claim against Seller in connection with such person's involvement in the conception and development of the proprietary rights of Seller and, to the knowledge of Seller and the Shareholder, no such person has a reasonable basis for any such claim.

          (b)  Schedule 3.16(b) identifies all employees, independent contractors and other personnel of Seller, their respective rates of pay at the date hereof and, with respect to all billing consultants (employees or independent contractors), the billing rate of each such consultant. Unless otherwise noted on Schedule 3.16(b), each of Seller's personnel identified on Schedule 3.16(b) is working full time and none of such personnel has expressly stated to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any Vice President or any Managing Director of Seller that he or she intends to resign or cease working with the business of Seller as operated by CIBER after Closing. Except as identified on Schedule 3.16(b), Seller has not committed to increase in any manner the compensation of any of its personnel beyond the amount identified on Schedule 3.16(b).

          (c)  The "Population Summary Report" and the "Flash Report—Hours and Direct Costs", provided by Seller to CIBER, are complete and accurate in all material respects.

        3.17    Insurance.    All of the policies of fire, liability, product liability, worker's compensation, health and other forms of insurance in effect as of the Closing Date with respect to Seller's business are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with laws and (ii) as management of Seller deems to be adequate. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of Seller have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        3.18    Taxes.

          (a)  Except as set forth in Schedule 3.18, with respect to the operations of Seller prior to the date hereof (A) Seller has timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing, and (B) all Taxes including Taxes, if any, for which no Returns are required to be filed (i) of Seller, (ii) for which Seller is or could otherwise be held liable, or (iii) which are or could otherwise become chargeable as an encumbrance upon any property or assets of Seller (the Taxes referred to in this Section being "Covered Taxes"), have been duly and timely paid, except for Taxes not yet due and payable that are disclosed in the financial statements referred to in Section 3.4 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have a Seller Material Adverse Effect.

          (b)  Seller has delivered or made available to CIBER (A) complete and correct copies of all material Returns filed by Seller for taxable periods ending on or after December 31, 1997 and for all other taxable periods for which the applicable statute of limitations has not yet run and (B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of Seller and relating to any Covered Taxes. There are no ongoing audits or examinations of any Returns relating to Covered Taxes and Seller has not been notified, formally or informally, by any Taxing Authority that any such audit or examination is contemplated or pending.

          (c)  Except as set forth in Schedule 3.18 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of Seller, other than for Taxes not yet due and payable.

          (d)  Except as set forth on Schedule 3.18, Seller is not a party to any agreement, contract, arrangement or plan that could result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (e)  Seller has withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

          (f)    Except as set forth in Schedule 3.18, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

          (g)  No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of Seller will be required to be included in taxable income by Seller in a subsequent taxable year by reason of Seller reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

          (h)  Except as set forth in Schedule 3.18, no property of Seller is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i)    Except as set forth in Schedule 3.18, no claim has ever been made by any Taxing Authority in a jurisdiction where Seller does not file returns that it is or may be subject to taxation by that jurisdiction.

          (j)    Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

          (k)  At all times from January 1, 1988 until the Closing, Seller has had in effect a valid election to be treated as an "S Corporation" (within the meaning of Section 1361(a) of the Code) for federal income tax purposes.

        3.19    ERISA; Plans.

          (a)  Schedule 3.19 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on Schedule 3.12), in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any other person or entity that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with Seller, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of Seller (all the foregoing being herein called "Benefit Plans"). Seller has delivered to CIBER true, complete and correct copies of (i) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries, (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan, and (5) any discrimination test conducted upon the Benefit Plans for each of the last three (3) fiscal years. To the knowledge of Seller, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have a Seller Material Adverse Effect.

          (b)  Except as set forth on Schedule 3.19, each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code and any other applicable laws. There are no investigations or termination proceedings by any governmental agency or other claims, suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan (except claims for benefits payable in the normal operation of the Benefit Plans) that would reasonably be expected to cause a Seller Material Adverse Effect.

          (c)  None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

          (d)  All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made or properly accrued for all periods ending prior to or as of the Closing Date. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of Seller referred to in Section 3.4.

          (e)  Each Benefit Plan that is a Pension Plan (a "Seller Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Seller Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the knowledge of Seller and the Shareholder, no circumstances exist that would adversely affect the tax-qualification of such Seller Pension Plan; and such Seller Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification. Seller has delivered to CIBER a copy of the most recent determination letter received with respect to each Seller Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all Seller Pension Plan amendments as to which a favorable determination letter has not yet been received.

          (f)    (1) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) no prohibited transaction has occurred that could subject Seller, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) neither Seller nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in any manner that could, or has failed to act so as to, subject Seller or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for liabilities that would not reasonably be expected to have a Seller Material Adverse Effect.

          (g)  The list of Welfare Plans in Schedule 3.19 disclosed whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without Seller having a Seller Material Adverse Effect at any time after the Closing Date. Each Benefit Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

          (h)  No compensation payable by Seller to any of its employees, officers or directors under any existing contract, Benefit Plan, or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code. Except as set forth in Schedule 3.19, Seller does not maintain and has not entered into any employee benefit plan or other document, plan or agreement (including any employment, severance or termination agreements) which would cause an increase in the amount of any compensation due or acceleration of benefits (except with respect to the termination of the 401(k) Plan in accordance with Section 6.11(a) of this Agreement) or benefit entitlements to employees or former employees of Seller or their respective beneficiaries as a result of the transaction contemplated by this Agreement, or other provisions which would cause an increase in liability of CIBER as a result of the contemplated transactions by this Agreement or any related action thereafter, including without limitation, excess parachute payments or prohibited transactions (as defined in ERISA Section 406 or Code Section 4975), or breach of fiduciary responsibility within the meaning of ERISA Section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

        3.20    Business Relations.    Attached hereto as Schedule 3.20 is a list of all material customers and suppliers of Seller as of December 31, 2001. Except as set forth on Schedule 3.20, neither Seller nor the Shareholder have received from any customer or supplier of Seller notice that such customer or supplier intends to change its business relationship with Seller in any material respect after consummation of the transactions contemplated by this Agreement.

        3.21    Agents.    Except as set forth in Schedule 3.21, neither Seller nor any Shareholder has designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or to act or deal in connection therewith.

        3.22    Bank Accounts.    Attached hereto as Schedule 3.22 is a list of all banks or other financial institutions with which Seller has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

        3.23    Collectibility of Receivables.    Except as disclosed on Schedule 3.23, all Receivables that comprise the accounts receivable balance on the Final Effective Date Balance Sheet are collectible (net of reserves) in the ordinary course of business which for Seller is 180 days.

        3.24    Taxation Method.    Since inception, Seller has been, and at Closing will be, a cash basis taxpayer.

        3.25    Net Worth.    The Assets being purchased and the Liabilities being assumed by CIBER hereunder as of the Effective Date had and at the Closing will have a positive net worth, determined in accordance with generally accepted accounting principles consistently followed.

        3.26    Delivery of Prospectus.    Seller has received CIBER's Prospectus relating to the Shares to be issued hereunder and delivered a copy of such Prospectus to the Shareholder at least 20 business days prior to the Closing Date and the date on which the Shareholder voted on the transactions contemplated in this Agreement.

        3.27    Projections.    With respect to projections and other forward-looking statements made by Seller to CIBER, Seller only represents and warrants that such projections and forward-looking statements represent management's good faith estimates of the future performance of Seller's business based on assumptions which are set forth therein and which management in good faith believes were reasonable when made and continue to believe to be reasonable as of the date hereof; provided, that such projections are not guarantees of the future performance of Seller's business for such periods and the actual results of operations of Seller's business for such periods may differ materially from the results of operations so projected.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CIBER

        CIBER represents and warrants to Seller and the Shareholder and agrees as follows:

        4.1    Organization.    CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER has the corporate power to own its property and to carry on its business as now being conducted. CIBER is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not individually or in the aggregate have a CIBER Material Adverse Effect.

        4.2    Capitalization.

        At April 25, 2002:

          (a)  CIBER's authorized capital stock consisted of (i) 100,000,000 shares of CIBER Common Stock, of which 60,979,503 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, no shares of which were issued and outstanding;

          (b)  there were outstanding stock options to purchase an aggregate of approximately 6,499,517 shares of CIBER Common Stock.

          (c)  When issued to Seller in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable free and clear of all liens and encumbrances.

          (d)  Other than as disclosed in Schedule 4.2, there has been no material change to CIBER's capitalization.

        4.3    Authority Relative to This Agreement; Non-Contravention.

          (a)  CIBER has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER, the performance by CIBER of its obligations hereunder and the consummation by CIBER of the transactions contemplated herein have been duly authorized by the board of directors of CIBER, and no other corporate proceedings on the part of CIBER are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER of its respective obligations hereunder and the consummation by CIBER of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws affecting the rights of creditors generally or by general principles of equity.

          (b)  Neither the execution and delivery of this Agreement by CIBER nor the consummation by CIBER of the transactions contemplated herein nor compliance by CIBER with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or by-laws of CIBER, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of CIBER, under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which CIBER is a party or by which CIBER or any of its properties or assets may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event described in items (ii) or (iii) that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

          (c)  Other than as contemplated in Section 2.9, no action by any Governmental Entity is necessary for CIBER's execution and delivery of this Agreement or the consummation by CIBER of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

          (d)  Except for any action contemplated by Section 2.9, no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER for or in connection with the execution and delivery of this Agreement or the consummation by CIBER of the transactions contemplated hereby.

        4.4    Broker's or Finder's Fees.    There is no investment banker, broker, finder or other intermediary which has been retained by or authorized to act on behalf of CIBER who might be entitled to any fee or commission from Seller or the Shareholder in connection with the transactions contemplated by this Agreement.

        4.5    SEC Reports and Financial Statements.    Since December 31, 2000, CIBER has filed all forms, reports and other documents required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement, none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position of CIBER and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of CIBER and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

        4.6    Absence of Certain Changes.    Except as set forth in the CIBER SEC Reports filed with the SEC prior to the date hereof, since December 31, 2001 there has not been any CIBER Material Adverse Effect.

        4.7    Litigation.    Except as set forth in the CIBER SEC Reports, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation or review pending or, to the knowledge of CIBER, threatened, to which CIBER is, or would be, a party or by which it is or would be affected (and CIBER is not aware of any basis for any such action, suit or proceeding that has a reasonable likelihood of being brought) which, considered individually or in the aggregate, if determined adversely to CIBER, is reasonably likely (i) to have a CIBER Material Adverse Effect, (ii) to impair the ability of CIBER to perform its obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CIBER having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

ARTICLE V
REPRESENTATIONS OF THE SHAREHOLDER

        5.1    Security Representations and Agreements of Seller and the Shareholder.    In order to induce CIBER to issue the Shares to Seller pursuant to Article II hereof, the Shareholder hereby represents and warrants to CIBER and agrees as follows:

          (a)  the Shareholder has received and carefully reviewed the CIBER SEC Reports, including, but not limited to, the Registration Statement (and the Prospectus included therein), and except for the CIBER SEC Reports and this Agreement and related documents, the Shareholder has not been furnished with any materials or literature relating to the offer and sale of CIBER Common Stock;

          (b)  the Shareholder has received CIBER's Prospectus relating to the Shares to be issued hereunder at least twenty (20) business days prior to the Closing Date and the date on which such Shareholder voted on the transactions contemplated in this Agreement;

          (c)  the Shareholder has had a reasonable opportunity to ask questions of and receive answers from CIBER concerning CIBER and all such questions have been answered to the full satisfaction of the Shareholder; the Shareholder has received all the information he or she considers necessary or appropriate for deciding whether to enter this Agreement and acquire the CIBER Common Stock;

          (d)  the Shareholder has such knowledge and expertise in financial and business matters that the Shareholder is capable of evaluating the merits and risks involved in an investment in the CIBER Common Stock and has been advised by an independent financial advisor capable of such evaluation;

          (e)  except as set forth in this Agreement, no representations or warranties have been made to the Shareholder by CIBER, or any agent, employee or affiliate of CIBER; and in entering into this transaction the Shareholder is not relying upon any information other than that contained in the CIBER SEC Reports, this Agreement and the results of independent investigations, if any, by the Shareholder;

          (f)    the Shareholder has been advised that as of the date this Agreement is submitted to a vote of the shareholders of Seller he may be deemed an "affiliate" of Seller, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act and the Shares received by the Shareholder may be sold only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other applicable limitations of Rules 144 and 145 promulgated by the SEC under the Securities Act, or (iii) in reliance upon an exemption from registration available under the Securities Act; and the Shareholder will not sell or otherwise transfer any of the Shares in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder;

          (g)  it is understood that the certificates evidencing the Shares may bear the following legends or a combination thereof:

            (i)    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF SUCH RULE."

            (ii)  "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS UNDER THE TERMS AND CONDITIONS OF A CERTAIN ASSET PURCHASE AGREEMENT OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

            (iii)  Any legend required by the laws of the State of Delaware or applicable state securities laws.

          (h)  it is understood that the legend on a certificate pursuant to Section 5.1(g)(i) shall be removed, and CIBER shall have a certificate issued without such legend to the holder thereof, if such legend may be properly removed under the terms of Rule 145 promulgated under the Securities Act, and/or if the holder of the certificate provides CIBER with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for CIBER (for which Buchanan Ingersoll Professional Corporation is deemed reasonably satisfactory) to the effect that a sale, transfer or assignment of such securities may be made under Rule 145, and that the legend is no longer required; it is further understood that the legend on a certificate pursuant to Section 5.1(g)(ii) shall be removed, and CIBER shall have a certificate issued without such legend to the holder thereof, if the Restricted Period has expired and the legend is no longer required;

          (i)    the Shareholder has full power and authority to execute, deliver and to perform the obligations of this Agreement and this Agreement constitutes a legally binding obligation of the Shareholder, enforceable against such Shareholder in accordance with its terms;

          (j)    the Shareholder is an "accredited investor," as such term is defined in Rule 501(a) of the Securities Act; and

          (k)  for a period of ninety days following the Closing Date (the "Restricted Period"), the Shares shall be restricted such that neither Seller nor the Shareholder shall directly or indirectly (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) (together, a "Disposition") more than 150,000 Shares per thirty-day period; or (2) enter into any swap or other derivative transaction that transfers to another Person, in whole or in part, any of the economic benefits or risks of ownership (a "Swap") for more than 150,000 Shares per thirty-day period, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided however that any Shares not Disposed of or Swapped in any previous thirty-day periods shall accumulate and be available for Disposition or Swap in subsequent thirty-day periods. Notwithstanding the foregoing, Seller shall be permitted to transfer (x) 150,000 Shares to Ed Longo and (y) any or all remaining Shares to (a) the Shareholder, (b) any trust for the Shareholder's benefit, or (b) a charity or private foundation, provided that any such transferee agrees in writing to be bound by the terms of this Section 5.1(k) (together, the "Permitted Transferees"). Notwithstanding anything to the contrary contained herein, no Shares may be transferred by Seller to any shareholder of DCI other than the Shareholder.

ARTICLE VI
COVENANTS AND OTHER AGREEMENTS

        6.1    Conduct of Business by Seller.    Seller and the Shareholder covenant and agree that, between the date hereof and the Closing Date, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

          (a)  Except as expressly contemplated or permitted by this Agreement or as described in Schedule 6.1, the business of Seller shall be conducted in the ordinary and usual course of business, consistent with past practices, and Seller shall use its reasonable best efforts to (i) maintain and preserve intact Seller's business organization, (ii) keep available the services of its officers and employees, and (iii) maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

          (b)  Without limiting the generality of the foregoing subsection (a), except as described in Schedule 6.1, Seller shall not, directly or indirectly:

            (i)    sell, lease, transfer, mortgage or otherwise encumber, subject to any Lien or otherwise dispose of any of its Assets, except in the ordinary course of its business;

            (ii)  amend or propose to amend its certificate of incorporation or bylaws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not Seller is the survivor);

            (iii)  split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

            (iv)  declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

            (v)  redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of Seller or any options, warrants or rights to acquire capital stock of Seller;

            (vi)  sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security;

            (vii) modify the terms of any existing Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business;

            (viii)  assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

            (ix)  authorize, recommend or propose any material change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

            (x)  adopt or establish any new employee benefit plan or amend in any material respect any Benefit Plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing Benefit Plan except in a manner consistent with Seller's historical salary review procedures;

            (xi)  make any payments with respect to, enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of Seller, or any collective bargaining agreement or other obligation to any labor organization or employee;

            (xii) make any material tax election or settle or compromise any liability for Taxes;

            (xiii)  make or commit to make capital expenditures for acquisitions of other businesses, capital assets, properties, or intellectual property that exceed $25,000 in the aggregate;

            (xiv)   make any changes in its reporting for Taxes or accounting procedures other than as required by generally accepted accounting principles or applicable law;

            (xv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Seller financial statements as disclosed on Schedule 3.4 that were provided to CIBER or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $25,000 in any one case by or to Seller; or waive the benefits of, or agree to modify in any manner, any non-competition, confidentiality, standstill or similar agreement to which Seller is a party;

            (xvi)   write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

            (xvii)  acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to Seller;

            (xviii)  adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or Seller;

            (xix)   enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c)  Seller shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, a Seller Material Adverse Effect.

        6.2    Confidentiality.    CIBER, on the one hand, and Seller and the Shareholder, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange. In the event the transactions contemplated herein are not consummated, the Confidentiality and Nondisclosure Agreement executed by CIBER and Seller on February 12, 2002 shall remain in full force and effect, in accordance with its terms. Prior to the filing of this Agreement by CIBER with the SEC and other than with respect to any disclosure required in complying with Section 2.9, without the prior written consent of CIBER, neither Seller nor the Shareholder shall disclose to any person the terms of this Agreement or the transactions contemplated hereby except as required to consummate the transactions contemplated hereby.

        6.3    Employment Agreement.    At Closing, John A. Krasula shall enter into an employment agreement in substantially the form attached hereto as Exhibit C (the "Krasula Employment Agreement").

        6.4    Employee Issues.

          (a)    Offer of Employment.    Subject to and in accordance with the provisions of this Section 6.4, CIBER shall effective upon the Closing, offer full-time employment to those employees of Seller listed on Schedule 6.4 at levels of salaries and wages indicated thereon. CIBER shall hire all of Seller's Employees who accept such offers. Each of Seller's Employees who accepts employment with CIBER upon the Closing is hereinafter referred to as a "Transferred Employee." CIBER retains the right to terminate at its discretion any Transferred Employee after such person has accepted employment from CIBER; provided that in such event CIBER shall be responsible for any severance obligations with respect to such person. CIBER shall also be responsible for any severance obligations to, or other claims arising out of CIBER's failure to hire, any branch level employees of Seller (including, but not limited to Full Service Support Employees in Dallas, Texas) to whom CIBER does not offer full-time employment.

          (b)    Transition.    The employment of the Transferred Employees by CIBER shall commence at the close of business on the Closing Date.

          (c)    Benefits for Transferred Employees.    As of the Closing Date, CIBER shall permit each Transferred Employee who was covered under each Seller Benefit Plan immediately prior to the Closing Date to be covered under the employee benefit plans, programs and arrangements of CIBER, and shall permit such Transferred Employees to roll-over their retirement funds into CIBER's applicable benefit plans; provided that any such rollovers will be contingent upon the representations and warranties made by Seller and the Shareholder in Section 3.19 being accurate in CIBER's reasonable discretion, Seller and the Shareholder delivering a representation letter in the form attached hereto as Exhibit D (the "Plan Representation Letter") and CIBER receiving such other documentation as it deems necessary including, but not limited to, the latest determination letter issued by the Internal Revenue Service in conjunction with the qualification of Seller's 401(k) Plan. Transferred Employees shall continue to participate in Seller's Premium Conversion Plan (medical and Section 125 plan), which shall be assumed by CIBER as of the Effective Date and may be terminated by CIBER at any time in its sole discretion. To the extent permitted under CIBER's employee benefit plan, such plans shall recognize each Transferred Employee's length of service or, if longer, applicable service dates, with Seller for purposes of eligibility to participate, vesting, and waiting periods but not for purposes of benefit accruals.

          (d)  CIBER will make available a pool of non-statutory stock options to purchase 160,000 shares of common stock of CIBER to be granted to certain employees of Seller who accept employment with CIBER as of the Closing Date and execute an Employee Confidentiality and Non-solicitation Agreement substantially in the form attached hereto as Exhibit E. Options to purchase such shares shall be granted at the Closing Date, or as soon thereafter as practicable, pursuant to CIBER's Equity Incentive Plan. The employees who shall receive such options at the Closing Date shall be determined by CIBER and Ed Longo prior to the Closing. The exercise price of options granted pursuant to this paragraph will be the fair market value of the CIBER Common Stock on the Closing Date. The options shall vest over a period of four (4) years and shall contain such other terms no less favorable to the applicable employees than those provided by CIBER to its other employees of comparable seniority and responsibility.

          (e)  Seller and the Shareholder shall use their best efforts in the two months following the Closing Date to cause those employees of Seller who are offered employment by CIBER to accept such employment. All persons who become employees of CIBER shall be required to sign CIBER's standard form of confidentiality/invention and nonsolicitation agreement.

          (f)    CIBER shall timely discharge the stay bonus and severance obligations it has assumed hereunder with respect to Seller's corporate office employees in the manner reasonably directed by Seller.

        6.5    No Solicitation.    The Shareholder and Seller and its respective officers, directors, employees, agents and representatives shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal, will not enter into any discussions with third parties regarding a Takeover Proposal and will notify CIBER promptly if Seller receives any inquiries with respect to a potential Takeover Proposal.

        6.6    Sale of Seller Shares; Dissenters' Rights.    Prior to Closing, the Shareholder shall not sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of the capital stock of Seller. If appraisal or dissenters' rights under the laws of the State of Michigan or otherwise are available to the Shareholder as a result of the transactions by this Agreement, the Shareholder shall not exercise and hereby waives any such contemplated rights.

        6.7    Satisfaction of Conditions.    Subject to the terms and conditions of this Agreement, CIBER, Seller and the Shareholder will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby in accordance with this Agreement.

        6.8    Indemnification.    The representations and warranties contained in this Agreement shall survive the Closing and shall remain in effect for eighteen months following the Closing Date. No action or proceeding may be brought by a party against another party on the basis of a breach of a representation or warranty hereunder more than eighteen months after the Closing Date unless such party gives written notice to the other party of such breach, setting forth in reasonable detail and in good faith the basis for such claim of breach, on or before the expiration of such eighteen month period.

          (a)  Seller and the Shareholder, jointly and severally, agree to indemnify CIBER from and against any loss, cost, liability or expense (including reasonable attorneys' fees) reasonably incurred by CIBER, including, without limitation, both third-party and direct claims (a "CIBER Loss"), arising out of or in connection with (i) any breach by any of them of any representation, warranty, covenant or agreement made by any of them contained in this Agreement; (ii) the ownership, operation or control of the Assets at or prior to the Effective Date (but exclusive of any claims to discharge the Liabilities); or (iii) any non-compliance with any applicable bulk sales or bulk transfer or similar law; provided, however, that in no event will the aggregate liability of such parties for all CIBER Losses exceed $15,000,000.

          (b)  CIBER agrees to indemnify Seller and the Shareholder from and against any loss, cost, liability or expense (including reasonable attorneys' fees) reasonably incurred by any of them, including without limitation, both third-party and direct claims (a "Seller Loss"), arising out of or in connection with (i) any breach by CIBER of any representation, warranty, covenant or agreement made by CIBER contained in this Agreement; or (ii) the ownership, operation or control of the Assets from and after the Effective Date (including the failure of CIBER to assume, pay, perform and discharge the Liabilities); provided, however, that in no event will the aggregate liability of such party for all Seller Losses under (i) exceed $15,000,000, except for breaches of CIBER's covenants under Sections 2.3, 2.4, 6.4(a), 6.4(c) and 6.21, to which no limitation on liability for Seller Losses shall apply.

          (c)  In the event of a breach by any party that gives rise to a claim for indemnification hereunder, the amount of any loss, cost, liability or expense for which indemnification may be sought shall be determined without regard to the amount of any materiality qualifier provided for in such representation, warranty or covenant or otherwise in this Agreement. Notwithstanding the foregoing, materiality qualifiers shall be considered for purposes of determining whether a breach has occurred which would give rise to an indemnification obligation.

          (d)  Neither Seller and the Shareholder on one hand, nor CIBER on the other hand, shall have any liability under this Section 6.8 until the aggregate amount of claims asserted against them exceeds $250,000 at which time the indemnifying party or parties shall be liable for the full amount of the claims; provided however that this provision shall not apply to CIBER in connection with any breach by CIBER of its agreements in Sections 2.2, 2.3, 2.4, 2.8(b), 6.4(a), 6.4(c) and 6.21 and shall not apply to Seller and the Shareholder in connection with a breach by Seller of its agreements in Sections 2.4 and 6.17.

          (e)  Any payment or indemnity required to be made pursuant to this Article IX shall include any amounts necessary to hold the Indemnified Party harmless on an after-tax basis from all Taxes required to be paid with respect to the receipt of such payment or indemnity (after taking into account any reduction in Taxes realized by the Indemnified Party as a result of the loss giving rise to the payment or indemnity). In determining the amount necessary to be added to any payment or indemnity in order to accomplish the foregoing, the parties hereto agree to treat all Taxes required to be paid by, and all reductions in Tax realized by any Indemnified Party, as if such Indemnified Party were subject to tax at the highest marginal rates (for both federal and state, as determined on a combined basis) applicable to such Indemnified Party.

          (f)    In the event that prior to the Closing, Seller or the Shareholder, on the one hand, or CIBER, on the other hand (the "Disclosing Party") discloses to the other party that it has discovered that a representation or warranty made by such Disclosing Party is false or an event or occurrence has occurred which is in violation of the covenants of such Disclosing Party under this Agreement and the other party proceeds to the Closing notwithstanding such disclosure, the other party shall be deemed to have waived any rights it may have for indemnification or damages against the Disclosing Party as a result of the disclosed discovery, event or occurrence, but only to the extent that the amount of damage resulting from or likely resulting from such breach is readily apparent in such disclosure.

          (g)  CIBER Losses or Seller Losses, respectively, shall not include indirect or consequential damages, and shall not be determined using any multiple of revenues of earnings.

          (h)  Each of CIBER, Seller and the Shareholder agree that absent fraud or other intentional misconduct, the exclusive remedy of a party from and after the Closing Date for the breach by another party of any representation, warranty, covenant or for any other obligations under this Agreement shall be to seek indemnification pursuant to the provisions of Sections 6.8 and 6.9, other than as expressly contemplated under Sections 2.4 and 6.17.

        6.9    Indemnification Procedures.

          (a)    Third Party Claims.    If a claim by a third party arises as to which CIBER is entitled to indemnification from Seller or the Shareholder hereunder or if a claim by a third party arises as to which Seller or the Shareholder are entitled to indemnification from CIBER, the party entitled to indemnification (the "Indemnified Party") shall endeavor to advise the other party (the "Indemnifying Party") of the claim within five business days after receipt of a summons, or within twenty (20) business days after receipt of other written communication giving information as to the nature of the claim, by the Indemnified Party, provided that failure to so notify shall not limit the Indemnified Party's right to indemnification under Section 6.8 unless such failure materially prejudices the ability of the Indemnifying Party to defend such third party claim and then only to such extent. The Indemnifying Party shall not be liable or responsible for any expenses which are incurred by the Indemnified Party before such notice has been given to the Indemnifying Party, nor bound by any settlements made by the Indemnified Party before such notice. The Indemnifying Party shall, within the lesser of twenty (20) days after receipt of notification of the claim from the Indemnified Party or five (5) days before an answer is required to be filed, advise the Indemnified Party whether the Indemnifying Party will undertake the defense of such claim on behalf of the Indemnified Party and, if so, shall specify the name of the attorney who will handle the matter, which attorney shall be reasonably satisfactory to the Indemnified Party and shall not have any present or potential conflict in representing the interests of both parties. If the Indemnifying Party timely notifies the Indemnified Party that it will undertake the defense of such claim and agrees that it is legally obligated to indemnify the Indemnified Party hereunder and shall thereafter diligently provide such defense, such counsel shall have control of the defense, but the Indemnified Party may participate in the defense with its own counsel paid for by the Indemnified Party, and the Indemnified Party shall not settle or compromise such claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party fails timely to advise the Indemnified Party that it will undertake the defense of such claim on behalf of the Indemnified Party, fails to agree that it is legally obligated to indemnify the Indemnified Party hereunder or fails diligently to pursue such defense, then the Indemnified Party may undertake the defense of such claim with its own counsel and may settle or compromise such claim in its sole discretion, all at the expense of the Indemnifying Party.

          (b)    Direct Claims.    Any indemnifiable claim hereunder by a party hereto and that is not a claim by a third party shall be asserted by the Indemnified Party by promptly delivering notice thereof to the Indemnifying Party, provided that failure to so notify shall not limit the Indemnified Party's right to indemnification under Section 6.8 unless such failure materially prejudices the ability of the Indemnifying Party to remedy such claim and then only to such extent. Such notice shall in good faith summarize the bases for the claims for indemnification.

        6.10    Liquidation; Corporate Name.    Seller hereby covenants and agrees that, following the Closing, it will promptly commence its complete liquidation and subject to retention of reserves for known and contingent liabilities, distribute all of its remaining assets to its shareholders in accordance with the Michigan law and Seller's certificate of incorporation and bylaws. Seller further covenants and agrees that, it will not transfer any Shares or the Promissory Note (in whole or in part) to any shareholder other than the Shareholder in connection with its liquidation and that any distribution of assets of Seller shall be completed in accordance with Section 450.1855a of the Michigan Business Corporation Act such that all shareholders other than the Shareholder shall be paid in cash only. In addition, at Closing, Seller shall take any and all actions required to transfer all of Seller's right, title and interest in and to the trade and corporate names "Decision Consultants, Inc." and "DCI" to CIBER and change its name to a name which is not confusingly similar to "Decision Consultants", "DCI" or "CIBER."

        6.11    Benefit Plans.

          (a)  Prior to the Closing, Seller will, with respect to Seller's 401(k) Plan, (i) adopt corporate resolutions to amend the 401(k) Plan, if necessary, to permit lump sum distributions upon the sale, to an unrelated corporation, of substantially all assets used by Seller in a trade or business, (ii) adopt corporate resolutions that terminate the 401(k) Plan, and (iii) provide to CIBER satisfactory evidence of the executed corporate resolutions. Seller will use commercially reasonable efforts to, before the date that occurs one year after the Closing, (A) bring the 401(k) Plan into compliance as to form with all applicable laws, (B) obtain a favorable determination letter from the Internal Revenue Service that the 401(k) Plan was qualified upon termination, (C) take all action necessary to ensure that the 401(k) Plan's qualified status is preserved until distribution, (D) completely distribute the 401(k) Plan, and (E) file a final IRS form 5500 for the 401(k) Plan. Nothing in this Section 6.11 shall obligate CIBER to contribute to the 401(k) Plan.

          (b)  Prior to the Closing, Seller will, with respect to Seller's self-insured medical plan, (i) amend the medical plan to provide that CIBER shall become the sponsor of such medical plan as of the Effective Date, (ii) obtain the written consent of the insurance company issuing Seller's stop loss insurance policy with respect to such medical plan that such policy is assigned to CIBER as of the Effective Date, and (iii) provide to CIBER satisfactory evidence of such amendment and consent and such information necessary for CIBER to administer such plan.

          (c)  Prior to the Closing, Seller will, with respect to Seller's flexible benefits (Section 125) plan, (i) amend the flexible benefits plan to provide that CIBER shall become the sponsor of such plan as of the Effective Date, and (ii) provide to CIBER satisfactory evidence of such amendment and such information necessary for CIBER to administer such plan.

          (d)  Seller hereby covenants and agrees that within six months following the Closing Date, or sooner if required by law, Seller will, with respect to all other Benefit Plans not discussed more specifically in this Section 6.11, use commercially reasonable efforts to terminate all other Benefit Plans, and CIBER shall have no obligation under such Benefit Plans whatsoever at any time including any obligation to continue any such Benefit Plans, to make any contributions to any such Benefit Plans for the benefit of Seller employees, former employees, their spouses or their dependents. In accordance with the Code, ERISA and other applicable law, Seller shall also (i) file a final IRS Form 5500 for each Benefit Plan, if required by law, (ii) file all payroll tax returns required for the periods ended prior to and as of the Closing Date, and (iii) distribute final W-2 and 1099 forms, as applicable, for all employees and independent contractors of Seller.

        6.12    Books and Records.

          (a)  Following the Closing Date until the fourth anniversary of the Closing Date, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data in its possession relating to Seller, the Assets or the Liabilities with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (ii) for any other reasonable business purpose.

          (b)  Each party agrees that for a period of not less than four (4) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records in its possession relating to Seller, the Assets or the Liabilities with respect to periods prior to the Closing Date. Each party shall have the right to destroy all or part of such books and records after the fourth anniversary of the Closing Date or, at any earlier time, by giving each other party hereto thirty (30) days' prior written notice of such intended disposition and by offering to deliver to the other parties, at the other parties' expense, custody of such books and records as such party may intend to destroy.

          (c)  Following the Closing Date until the fourth anniversary of the Closing Date, Seller, the Shareholder, and CIBER will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.12 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential and not disclosed by the recipient thereof except (i) as required by law, (ii) with the prior written consent of the disclosing party, or (iii) where such information becomes available to the public generally.

        6.13    Consents.    If Seller shall have failed to obtain, at or prior to the Closing Date, any third-party consents required for the assignment of any of the Contracts described on Schedule 6.13, Seller and the Shareholder shall use their commercially reasonable efforts to obtain such consents within six months following the Closing Date. Notwithstanding anything in this Agreement, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, permit, Contract, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any other person would constitute a breach thereof or in any way adversely affect the rights to be assigned. Until such consent is obtained, or if an attempted assignment thereunder would be ineffective or would affect the rights of Seller thereunder so that CIBER would not in fact receive all such rights, Seller and CIBER will cooperate with each other to provide for CIBER to receive the benefits of, and to permit CIBER to assume all liabilities under, any such claim Contract, permit, lease, commitment, sales order or purchase order, including enforcement at the request and expense of CIBER for the benefit of CIBER of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party. Any transfer or assignment to CIBER by Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

        6.14    Powers of Attorney.    Seller and the Shareholder shall terminate at or prior to Closing all powers of attorney granted by Seller which relate to the Assets, including without limitation, signatory capacities on bank accounts.

        6.15    Certain Payables and Receivables.    Except as set forth in Schedule 6.15, at or prior to Closing, Seller and the Shareholder shall cause to be paid in full in cash all accounts receivable, notes receivable and advances payable to Seller by the Shareholder or employees of Seller to Seller.

        6.16    Periodic Reporting.    CIBER will use commercially reasonable efforts to timely file any periodic reports with the SEC in order for the conditions of Rule 144(c) be met so that the Shareholder may sell the Shares received hereunder pursuant to Rule 145(d).

        6.17    Guarantee of Receivables.

          (a)  CIBER shall maintain a separate receivables, cash application, and management system substantially similar to Seller's for at least 180 days after the Closing Date. CIBER shall collect, at the direction of the Shareholder and in consultation therewith, the Receivables in the ordinary course of business and use all commercially reasonable efforts to collect the Receivables. CIBER shall not, without the written consent of Seller (which consent will not be unreasonably withheld) compromise or settle for less than the full value any of the Receivables. CIBER shall advise Seller or the Shareholder (promptly following CIBER's becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to the Receivables. In the absence of any dispute by an account debtor with respect to a Receivable or an account debtor indicating that a payment should be applied to a particular invoice, all monies received from a debtor will be applied by CIBER to the Receivables in the order of the oldest Receivable first. Payments indicating application to a particular invoice or invoices will be applied to that invoice. If an account debtor with respect to a Receivable notifies CIBER of a dispute by such account debtor concerning a Receivable, all monies received from such account debtor will be applied to the undisputed portion, if any, of such Receivable.

          (b)  To the extent that the amount collected by CIBER in respect of Receivables within 180 days after the Closing Date (the "Receivables Adjustment Date") is less than the full value of the Receivables on the Closing Date, then within 10 days after the Receivables Adjustment Date, CIBER and Seller shall in good faith mutually agree upon which outstanding Receivables are uncollectible. A Receivable shall not be considered uncollectible if the account debtor has not satisfied such Receivable due to a dispute concerning services or products supplied after the Closing Date by CIBER. If CIBER and Seller cannot mutually agree upon such uncollectible Receivables, then the uncollectible Receivables shall be determined by a nationally recognized independent accounting firm acceptable to both Buyer and Seller. Upon the final determination of the uncollectible Receivables (whether by mutual agreement or by such independent accounting firm), Seller shall pay to CIBER within 10 days thereafter the difference between the full value of such uncollected Receivables and the amount actually collected thereon by CIBER prior to such final determination. Concurrently, with such payment, if any, to CIBER, CIBER shall reassign to Seller all of such uncollected Receivables. CIBER will endorse (if necessary) and deliver to Seller within three (3) business days after CIBER's receipt thereof, any cash, checks or other documents received by CIBER on account of any such reassigned Receivables.

        6.18    Bulk Sales Law.    Subject to Seller's and the Shareholder's obligations under Section 6.8(a)(iii) which shall not be affected hereby, CIBER and Seller hereby waive compliance with their respective obligations under applicable bulk sales laws of any states or jurisdictions in which compliance may be required.

        6.19    Subcontracts.    In the event a dispute or claim arises with respect to any Contract under which some or all of the services delivered and the subject of such dispute or claim were delivered by a subcontractor for which Seller or the Shareholder have or may have the obligation to indemnify CIBER under Section 6.8 hereof, and Seller undertakes defense of such claim as permitted by Section 6.9 hereof, then Seller and CIBER shall cooperate with each other to provide Seller the right to enforce CIBER's rights under any such subcontract in order to recover any damages for which such subcontractor may be liable to CIBER as the contractor.

        6.20    Tampa Lease.    Following the Closing, CIBER shall use its commercially reasonable efforts to (i) negotiate with the lessor under that Lease Agreement dated April 7,1997 between DCI and Crescent Resources, Inc. so that such Lease is assigned to CIBER and DCI is removed as a party thereto and released from all liability thereunder not assumed by CIBER hereunder; and (ii) continue negotiations toward the execution of a sublease agreement pursuant to that certain letter of intent dated April 18, 2002 between DCI and The Reynolds & Reynolds Company.

        6.21    Delivery of Certificates Representing Shares.    CIBER shall cause its transfer agent to deliver the stock certificates representing the Shares to Seller within three weeks following the Closing Date.

ARTICLE VII
CONDITIONS

        7.1    Conditions to the Obligations of Each Party.    Unless these conditions are waived in writing by the parties, the obligations of each of Seller, the Shareholder, and CIBER to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)  no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the Assets of Seller, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement;

          (b)  any applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been earlier terminated; and

          (c)  subject to Section 6.13, all waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a Seller Material Adverse Effect or a CIBER Material Adverse Effect.

        7.2    Additional Conditions to the Obligations of Seller and the Shareholder.    The obligations of Seller and the Shareholder to effect the transactions contemplated by this Agreement is also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by Seller and the Shareholder:

          (a)  CIBER shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it hereunder, including the delivery of all items set forth in Section 2.8(b), at or prior to the Closing Date;

          (b)  the representations and warranties of CIBER in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date;

          (c)  Seller shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 7.2(a) and (b);

          (d)  CIBER shall have executed and delivered to John A. Krasula the Krasula Employment Agreement;

          (e)  Seller shall have received the opinion of Brobeck, Phleger & Harrison LLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F;

          (f)    CIBER and Wells Fargo Bank shall have executed and delivered the subordination agreement attached hereto as Exhibit H; and

          (g)  Seller shall have received such other documents and instruments as may reasonably be required by Seller and the Shareholder to consummate the transactions contemplated by this Agreement.

        7.3    Additional Conditions to the Obligations of CIBER.    The obligations of CIBER to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER:

          (a)  each of Seller and the Shareholder shall have performed or complied with each obligation, agreement and covenant to be performed and complied with by it or them hereunder, including the delivery of all items set forth in Section 2.8(a) at or prior to the Closing Date;

          (b)  the representations and warranties of Seller and the Shareholder set forth in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date;

          (c)  CIBER shall have received a certificate signed by an executive officer of Seller, dated as of the Closing Date, certifying to the matters set forth in Sections 7.3(a), (b), (f), (g) and (h), a certificate signed by the Shareholder, dated as of the Closing Date, certifying to the matters set forth in Sections 7.3(a) and (b), and a certificate signed by the secretary of Seller, dated as of the Closing Date, certifying the certificate of incorporation, bylaws and resolutions of Seller directors and shareholders approving this Agreement and the transactions contemplated hereby;

          (d)  CIBER shall have received the opinion of Buchanan Ingersoll Professional Corporation, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G;

          (e)  John A. Krasula shall have executed and delivered to CIBER the Krasula Employment Agreement;

          (f)    there shall not have been suffered or incurred after the date hereof any casualty or loss, whether or not covered by insurance, which has had an Seller Material Adverse Effect;

          (g)  Seller shall not have suffered or incurred a Seller Material Adverse Effect since the date of this Agreement;

          (h)  the number of Full-Time Consultants at the Closing Date shall be at least 850 and the aggregate number of Billable Hours for the four weeks ended April 19, 2002 shall be at least 126,000 as reflected on DCI's "Flash Report—Hours and Direct Costs" for the applicable period;

          (i)    the Shareholder and the appropriate executive officers of Seller, on Seller's behalf, shall have delivered to CIBER a certificate of non-foreign status under Section 1445 of the Code;

          (j)    CIBER shall have received the Plan Representation Letter;

          (k)  Seller and the Shareholder shall have executed and delivered the subordination agreement attached hereto as Exhibit H; and

          (l)    CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

        8.1    Termination.    This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of this Agreement and the transactions contemplated herein:

          (a)  by mutual written consent of CIBER, Seller and the Shareholder;

          (b)  by either of CIBER or Seller if the Closing Date shall not have occurred on or before May 31, 2002; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

          (c)  by CIBER, provided Seller or the Shareholder has not previously declared CIBER in default hereunder and terminated this Agreement by written notice to CIBER pursuant to Section 8.1(d) hereof, if any of the conditions specified in Sections 7.1 and 7.3 (except 7.3(b)) have not been satisfied or waived by CIBER at such time as such condition can no longer be satisfied;

          (d)  by Seller or the Shareholder, provided CIBER has not previously declared Seller in default hereunder and terminated this Agreement by written notice to Seller pursuant to Section 8.1(c) hereof, if any of the conditions specified in Sections 7.1 and 7.2 (except 7.2(b)) have not been satisfied or waived by Seller at such time as such condition can no longer be satisfied;

          (e)  by CIBER, provided Seller or the Shareholder has not previously declared CIBER in default hereunder and terminated this Agreement by written notice to Seller pursuant to Section 8.1(f) hereof, if Seller or Shareholder breaches any of their respective material representations, warranties, covenants or agreements contained herein and, if such breach is curable, such breach is not cured within five business days after written notice thereof;

          (f)    by Seller or the Shareholder, provided CIBER has not previously declared Seller or Shareholder in default hereunder and terminated this Agreement pursuant to Section 8.1(e) hereof, pursuant to written notice to CIBER, if CIBER breaches any of its material representations, warranties, covenants or agreements contained herein and, if such breach is curable, such breach is not cured within five business days after written notice thereof; and

          (g)  by either CIBER or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

        8.2    Effect of Termination.    Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except as set forth in Section 6.2, this Section 8 and Article IX, which provisions shall survive such termination, without any liability or obligation on the part of CIBER, Seller or the Shareholder (other than pursuant to Section 6.2, this Section 8 and Article IX), except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        8.3    Waiver.    Seller may extend the time for the performance of any of the obligations or other acts of CIBER hereunder, waive any inaccuracies in the representations and warranties of CIBER contained herein or in any document delivered pursuant hereto, or waive compliance by CIBER with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Seller. CIBER may extend the time for the performance of any of the obligations or other acts of Seller hereunder, waive any inaccuracies in the representations and warranties of Seller contained herein or in any document delivered pursuant hereto, or waive compliance by Seller with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by CIBER.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Interpretation; Governing Law.    This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. This Agreement shall be construed and governed by the laws of the State of Colorado (without giving effect to its principles of conflicts of laws). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against the applicable party in the courts of the States of Colorado or Michigan or, if it has or can obtain jurisdiction, in the United States District Court for such state, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this Section may be served on any party anywhere in the world, whether within or without the State of Colorado, and may also be served upon any party in the manner provided for giving notices to it, him or her in Section 9.4 below.

        9.2    Sales Taxes.    Seller shall be responsible for any and all sales, use and other transfer taxes payable with respect to the transaction.

        9.3    Binding Effect; Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld. In the event that CIBER assigns this Agreement to a subsidiary, CIBER shall not thereby be relieved of any of its liabilities or obligations hereunder.

        9.4    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier with signature required and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or the expiration of 3 days after deposit in the U.S. mail as provided above, addressed as follows:

          (a)  If to Seller or the Shareholder (prior to the Closing Date):

Decision Consultants, Inc. 28411 Northwestern Highway, Suite 325 Southfield, MI 48034
Attention: John A. Krasula Telephone: (248) 262-9050 Telecopy: (248) 352-8375
If to Seller or the Shareholder (after the Closing Date):
John A. Krasula, Trustee 4530 Charing Cross Bloomfield Hills, MI 48304 Telephone: (248) 645-1525
with a copy to (which shall not constitute notice):

Buchanan Ingersoll Professional Corporation
Eleven Penn Center, 14th Floor
1835 Market Street
Philadelphia, PA 19103-2985
Attention: Douglas P. Coopersmith, Esq.
Telephone: (215) 665-3606
Telecopy: (215) 665-8760

          (b)  If to CIBER:

CIBER, Inc. 5251 DTC Parkway, Suite 1400 Englewood, Colorado 80111 Attention: David Durham Telephone: (303) 220-0100 Telecopy: (303) 220-7100
with a copy to (which shall not constitute notice):
Brobeck, Phleger & Harrison LLP 370 Interlocken Blvd., Suite 500 Broomfield, Colorado 80021 Attention: Paul Hilton, Esq. Telephone: (303) 410-2000 Telecopy: (303) 410-2199

          (c)  To such other address as to which notice is provided in accordance with this Section.

        9.5    Severability.    Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

        9.6    Third-Party Beneficiaries.    Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

        9.7    Further Assurances.    From time to time after the Closing Date, Seller and the Shareholder shall execute all such instruments as CIBER shall reasonably request in order to more effectively convey and transfer the Assets to CIBER. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

        9.8    Entire Agreement; Modifications.    This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof including without limitation, the Letter of Intent between CIBER and Seller dated April 3, 2002. All modifications to this Agreement must be in writing and signed by all parties hereto or their successors.

        9.9    Headings.    The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

        9.10    Counterparts.    This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

        9.11    Expenses.    Except as otherwise provided herein, each party hereto will bear its own legal, accounting and other expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby.

        9.12    Attorneys' Fees; Prevailing Party.    Should any proceeding be commenced between the parties to this Agreement seeking to enforce any of its provisions, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for court costs and attorneys' fees and all legal expenses and fees incurred in such proceeding on appeal and all interest thereon. For the purposes of this provision, "prevailing party" shall include a party which dismisses an action for recovery hereunder in exchange for payment of the sum allegedly due, performance of covenants allegedly breached, or consideration substantially equal to the relief sought in the action or proceeding.

        9.13    Arbitration.    If CIBER and Seller are unable to resolve any dispute arising under Section 2.4(c) hereof within thirty (30) business days after delivery by one party to the other of written notice any such dispute, then the dispute shall be settled by binding arbitration in the City of Detroit in the State of Michigan in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three (3) arbitrators: one (1) selected by CIBER, one (1) selected by Seller and the third selected by the first two arbitrators. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within ninety five (95) calendar days after the appointment of the last of the three arbitrators. The parties further agree that any discovery shall be completed at least twenty (20) business days prior to the date of the arbitration hearing. The final decision of the arbitrators shall be furnished to CIBER and Seller in writing and shall constitute a conclusive determination of the issue in question, binding upon CIBER and Seller, and shall not be contested by either of them. Any award of the arbitrators shall be non-appealable and may be entered into as a judgment in any court of competent jurisdiction. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses).

        IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first above written.

CIBER, INC., a Delaware corporation
By:

Name:	David G. Durham
Title:	Sr. Vice President/CFO
DECISION CONSULTANTS, INC. a Michigan corporation
By:

Name:	John A. Krasula
Title:	Chairman
KTR SYSTEM, L.P., a Texas limited partnership
By:	KTR System I, LLC
Its:	General Partner
By:

Name:	John A. Krasula
Title:	Member
SHAREHOLDER:
JOHN A. KRASULA LIVING TRUST DATED APRIL 1, 1988
By:

Name:	John A. Krasula
Title:	Trustee

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  Exhibit 2.1
ASSET PURCHASE AGREEMENT BY AND AMONG CIBER, INC., DECISION CONSULTANTS, INC., KTR SYSTEM, L.P. AND JOHN A. KRASULA, SOLE TRUSTEE OF THE JOHN A. KRASULA LIVING TRUST DATED APRIL 1, 1988 APRIL 30, 2002